EXHIBIT 10.1

THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i)

NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE

COMPANY IF PUBLICLY DISCLOSED

Start Up Agreement

Date:	August 2, 2019

Parties

1.	Novotech (Australia) Pty Limited ACN 071 874 881 of Level 3, 235 Pyrmont Street, Pyrmont, NSW 2009, Australia (Novotech)

2.	EMBI Australia Pty Ltd, a company incorporated in Victoria, Australia, having its principal place of business at 58 Gipps Street, Collingwood, 3066 Vic, Australia (Sponsor)

Background

A	Novotech is a clinical research organization engaged in the business of providing clinical management, data management, biostatistical, medical monitoring, quality assurance, regulatory and central laboratory services to support clinical trials.

B	Sponsor is an organization engaged in the business of developing pharmaceutical, biotechnology, and/or device products for human therapeutic use.

C	The Parties executed a confidentiality agreement dated July 10, 2019 (Confidentiality Agreement) and the Parties agree to comply with those terms in relation to all confidential information exchanged during the term of this Agreement.

D	Sponsor now wishes to retain start up services of Novotech in connection with the clinical trial known as NB1111-101, Randomized, Double-Blind, Placebo-Controlled, Single and Multiple-Ascending Dose Study to Evaluate the Safety, Tolerability, Pharmacokinetics, and Pharmacodynamics of Δ9-THC-Valine-Hemisuccinate (ie, NB1111) in Healthy Normal Subjects and Subjects with Glaucoma or Ocular Hypertension (Study) and Novotech agrees to provide start up services to Sponsor in relation to the Study in accordance with the terms of this Agreement.

The Parties hereby agree as follows:

1	Services

1.1	Novotech will perform the services as set out in the Schedule (Services), upon execution of this Agreement by both Parties. Sponsor acknowledges that Novotech will not perform any Services until the Parties have executed this agreement.

1.2	Novotech will perform the Services:

(a)	with professional care and skill;

(b)	in accordance with the terms of this Agreement; and

(c)	in compliance with relevant professional standards and applicable laws, rules and regulations, including, but not limited to, the ICH GCP Guideline, FDA recommendations and the United States Federal Food, Drug and Cosmetic Act.

1.3	Sponsor acknowledges and agrees that Novotech will not sign any agreements with, or procure services from, any third parties in relation to the Study as part of the Services unless pre-approved by Sponsor in writing.

1.4	Each party agrees to indemnify and hold harmless the other party, its affiliates, and representatives (collectively, the “Indemnified Parties”) from and against all third party claims, damages, assessments, proceedings, actions, suits, costs, expenses, losses and other liabilities (“Claims”), except to the extent the Claims arise out of the Indemnified Parties negligent acts, omissions or breach of this Agreement..

1.5	Despite any other provision of this Agreement, the parties’ maximum liability pursuant to or related to the Services for any breach, negligence or any breach of statutory duty (to the extent possible) will be [****]. The limitation of liability provisions in this clause do not apply to any losses which cannot be limited by law, or to tangible property damage, personal injury, illness or death.

2	Relationship between the Parties

2.1	The Parties agree that this Agreement applies and is binding on the Parties on an interim basis while they negotiate terms of a Master Services Agreement (MSA) covering all anticipated services to be provided by Novotech to Sponsor, and specifically a Project Agreement in relation to the Study under the terms of the MSA (PA).

2.2	In the event that the Parties do not agree a MSA and PA, this Agreement will terminate immediately and the Sponsor agrees to pay any and all wind down costs or other costs reasonably incurred by Novotech in performing the Services. Novotech shall not be entitled to receive any termination or cancellation fee unless specifically agreed to by Sponsor and Novotech.

2.3	It is expressly understood that, except as specifically agreed otherwise in writing: (a) this Agreement does not grant Novotech any exclusive privileges or rights; and (b) Sponsor may contract with other service providers for the procurement of competitive services.

2.4	Sponsor is and will continue to be the sole and exclusive owner of all patents, copyrights and other intellectual property and related intellectual property rights owned by Sponsor as of the Effective Date of this Agreement (“Sponsor Prior Intellectual Property”). Novotech does not and will not acquire any interest in or to Sponsor Prior Intellectual Property or related Sponsor intellectual property rights by virtue of this Agreement.

3	Term

3.1	This Agreement commences upon execution by both Parties of the Agreement and will terminate upon the earlier of either execution of the MSA and PA or, alternatively, three (3) months from the date of this Agreement.

3.2	Throughout this period both Parties will take all actions reasonably necessary to execute the MSA and PA. Six weeks prior to the end of this Agreement, Novotech will formally contact Sponsor to pursue execution of the MSA and PA or otherwise agree appropriate contract arrangements. The Parties agree that time is of the essence. Notwithstanding the foregoing, this Agreement will not be construed as an obligation by either party to enter into the MSA and/or PA or any other contract, license or other business relationship. Any future contract, license or other agreement (if any) between the parties will be subject to mutually agreeable terms that may be different from, or in addition to, those set forth herein.

Start Up Agreement	(Version 5 August 2018)
Emerald Health Sciences_Glaucoma-101_2019-7223	Page 2 of 3

4	Payment

Upon execution of this Agreement, Sponsor agrees to pay [****]% of the professional fees as set out in the Schedule ([****] AUD), (Upfront Payment) which will be held as a deposit until the close out of the Services. Upfront Payment is payable immediately on receipt of invoice. Sponsor will pay all other invoiced amounts within [****] of the date of the invoice. At the conclusion of the Services, Novotech will reconcile payments made by the Sponsor for the Services and will set off any amounts owing by the Sponsor for the Services against any part of the Upfront Payments held by Novotech. Any excess part of the Upfront Payments held by Novotech will be refunded to the Sponsor within [****] of close out of the Services.

5	Law

This Agreement is governed by and construed in accordance with the laws of New South Wales, Australia without giving effect to the doctrine of conflict of laws. The Parties agree and irrevocably submit to the exclusive jurisdiction of the competent courts of New South Wales, Australia.

Executed as an Agreement

Signed for and on behalf of Novotech (Australia) Pty Limited by its authorised representative:	Signed for and behalf of EMBI Australia Pty Ltd by its authorised representative:
Signature /s/ Barry Murphy	Signature /s/ Brian Murphy
Name (print) Barry Murphy	Name (print) Brian Murphy
Title: Director, BD	Title: Director
Date: 23 August 2019	Date: 2019-08-21
Signature /s/ Doug Cesario
Name (print) Doug Cesario
Title: Director
Date: 2019-08-21

Start Up Agreement	(Version 5 August 2018)
Emerald Health Sciences_Glaucoma-101_2019-7223	Page 3 of 3